FOR IMMEDIATE RELEASE October 17, 2007	Contact: Greg Steffens, President (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FIRST QUARTER RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.10 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the first quarter of fiscal 2008 of $813,000, or $.36 per diluted share, an increase of 9.9%, or $73,000, as compared to net income of $740,000, or $.33 per diluted share, during the same period of the prior year. The increase in earnings, compared to the same period a year ago, was primarily due to an increase in net interest income of $142,000, a $15,000 reduction in loan loss provisions, and a $13,000 increase in non-interest income, partially offset by a $102,000 increase in non-interest expenses.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 16, 2007, declared its 54th consecutive quarterly dividend since the inception of the Company. The $.10 cash dividend will be paid on November 30, 2007, to shareholders of record at the close of business on November 15, 2007. The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $6.1 million, or 1.6%, to $386.0 million at September 30, 2007, as compared to $379.9 million at June 30, 2007. This growth was due to increases in outstanding loan balances, partially offset by a decrease in cash equivalents. Asset growth has been funded primarily with Federal Home Loan Bank (FHLB) advances.

Loans, net of the allowance for loan losses, increased $7.2 million to $319.3 million at September 30, 2007, an increase of 2.3%, as compared to $312.0 million at June 30, 2007. The increase primarily reflects growth in residential real estate loan balances of $3.1 million, growth in commercial loan balances of $2.2 million, and growth in commercial real estate loan balances of $1.1 million. Asset quality remains strong with annualized net loan charge-offs for the first quarter of fiscal 2008 totaling 0.04% of average loans, roughly equal to annualized net loan charge-offs during the same period of the prior year. Our allowance for loan losses at September 30, 2007, totaled $2.6 million, representing .81% of total loans and 5,821% of non-performing loans, compared to $2.5 million, or .81% of total loans, and 9,845% of non-performing loans at June 30, 2007.

Total liabilities increased $5.6 million to $356.8 million at September 30, 2007, an increase of 1.6% as compared to $351.2 million at June 30, 2007. FHLB advances increased $11.6 million to $65.6 million, as compared to $54.0 million at June 30, 2007. At September 30, 2007, FHLB borrowings included $19.6 million in the form of short-term borrowings, compared to $7.0 million in short-term borrowings at June 30, 2007. Deposits decreased $4.4 million to $265.7 million at September 30, 2007, as compared to $270.1 million at June 30, 2007. The decrease in deposits was due to a decrease of $3.8 million in checking account balances (of which $3.0 million was in accounts tied to repurchase agreements, with customers whose account balances tend to fluctuate), and a

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combined decrease of $3.4 million in money market passbook and money market deposit accounts, partially offset by a $2.6 million increase in certificates of deposit. The average loan to deposit ratio for the quarter was 120% as compared to 114% for the same period of the prior year.

The Company's stockholders' equity increased $500,000, or 1.7%, to $29.2 million at September 30, 2007, from $28.7 million at June 30, 2007. The increase was due to retention of net income, and an increase in the market value of the investment portfolio, partially offset by stock repurchases and cash dividends.

The Company announced, on June 21, 2007, its intention to repurchase an additional 110,000 shares of its common stock, or approximately 5% of its 2.2 million outstanding shares. To date, the Company has repurchased 18,700 shares under this program at an average cost of $14.92 per share.

Income Statement Summary:

The Company's net interest income for the first quarter of fiscal 2008 increased to $2.6 million, up $142,000, or 5.7%, as compared to the same period of the prior year. The increase was primarily due to an increase in the average balance of interest earning assets, partially offset by a decrease in average interest rate spread. For the quarter, a $24.2 million increase in average interest earning assets was partially offset by a decrease in average interest rate spread, to 2.59%, as compared to 2.66% for the same period of the prior fiscal year. The decrease in average interest rate spread, as compared to the same period of the prior fiscal year, was primarily a result of an increase in rates paid on CDs, an increase in the average amount borrowed from the FHLB to fund loan growth, and a large public unit deposit obtained at a cost similar to FHLB borrowings, and was partially offset by an increase in loan and investment yields.

The Company's non-interest income for the first quarter of fiscal 2008 increased to $590,000, up $13,000, or 2.3%, as compared to the same period of the prior year. The increase was primarily due to increased debit card and loan fee income, partially offset by lower non-sufficient funds fee income.

Non-interest expense for the first quarter of fiscal 2008 increased to $1.9 million, up $102,000, or 5.7%, as compared to the same period of the prior year. The increase was primarily due to higher compensation and occupancy expenses, partially offset by decreases in advertising and miscellaneous expenses.

The efficiency ratio for the three-month period ended September 30, 2007, was 58.9%, compared to 58.6% for the same period of the prior fiscal year. This measure was basically unchanged as the rate of increase in non-interest expenses roughly equaled the rate of increase in net interest income and non-interest income.

Income tax provisions for the first quarter of fiscal 2008 were $399,000, a decrease of $5,000, or 1.2%, compared to the same period of the prior fiscal year. The decrease was primarily due to benefits from acquired tax credits and the Company's investment in additional tax-exempt securities, partially offset by an increase in pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2007	June 30, 2007
Total assets	$ 386,001,000	$ 379,927,000
Available-for-sale securities	34,795,000	34,884,000
Loans, net	319,301,000	312,063,000
Allowance for losses on loans	2,619,000	2,538,000
Non-performing assets	148,000	148,000
Deposits	265,737,000	270,088,000
FHLB advances	65,600,000	54,000,000
Securities sold under repurchase agreements	16,175,000	17,758,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	29,214,000	28,714,000
Equity to assets ratio	7.57%	7.56%
Allowance as a percentage of gross loans	0.81%	0.81%
Non-performing loans as a percentage of loans	0.01%	0.01%
Per common share:
Closing Market Price	$ 14.96	$ 14.95
Tangible book value	12.42	12.06

	Three Months Ended September 30,
Selected Operating Data for:	2007	2006
Net interest income	$ 2,631,000	$ 2,489,000
Provision for loan losses	110,000	125,000
Noninterest income	590,000	577,000
Noninterest expense	1,899,000	1,797,000
Income taxes	399,000	404,000
Net income	$ 813,000	$ 740,000
Per common share:
Net earnings:
Basic	$ .37	$ .33
Diluted	$ .36	$ .33
Cash dividends	$ .10	$ .09
Average basic shares outstanding	2,201,179	2,228,254
Average diluted shares outstanding	2,242,150	2,267,397
Profitability Ratios:
Return on average assets	.86%	.83%
Return on average common equity	11.2%	11.0%
Net interest margin	2.94%	2.98%
Net interest spread	2.59%	2.66%
Efficiency Ratio	58.9%	58.6%